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                                                                    EXHIBIT 23.5


                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement on Form S-3 for the Dividend Reinvestment and Share Purchase Plan of American Industrial Properties REIT of our report dated January 26, 1998, appearing in the Current Report on Form 8-K dated March 23, 1998, with respect to the Combined Statement of Revenues and Certain Expenses of Corporex Plaza I and Presidents' Plaza Business Center for the year ended December 31, 1996, and the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.



/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP


Cincinnati, Ohio
March 20, 1998